FOR REVIEW OF LEGAL COUNSEL








                    SUMMARY PLAN DESCRIPTION

                  SALARY SAVINGS PLAN AND TRUST

                               OF

             THE WESTWOOD HOMESTEAD SAVINGS BANK [1]





          * * * * * * * * * * * * * * * * * * * * * * *

               THIS DOCUMENT CONSTITUTES PART OF
               A PROSPECTUS COVERING SECURITIES
               THAT HAVE BEEN REGISTERED UNDER
                 THE SECURITIES ACT OF 1933

          * * * * * * * * * * * * * * * * * * * * * * *
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             THE WESTWOOD HOMESTEAD SAVINGS BANK [1]

                  SALARY SAVINGS PLAN AND TRUST

                  (Effective July 1, 1994) [2]

                    SUMMARY PLAN DESCRIPTION

This Summary Plan Description ("SPD") describes the significant features of the Westwood Homestead Savings Bank [3] Salary Savings Plan and Trust ("Plan"). It is not a substitute for the legal documents governing the Plan, which control in the event they are inconsistent with any statement in this SPD. These legal documents are available for inspection at the Employer's general offices. If you have any questions about the Plan which are not answered in this SPD, you may obtain additional information by writing to the Plan Administrator, whose address is provided in the "General Information" section of this SPD.

Note: This SPD has been prepared for use by many different employers who have adopted similar salary savings plans. The
"master plan" on which this Plan is based has been approved by the Internal Revenue Service and is a "qualified plan" as described in
Section 401(a) of the Internal Revenue Code.

I.  PARTICIPATION AND ELIGIBILITY
    -----------------------------

A.  ELIGIBILITY REQUIREMENTS
    ------------------------

You may participate in the Plan as of the Entry Date coincident with or following the date you have attained the age of 18. [4]

For purposes of this SPD, the following terms mean:

ENTRY DATE:

"The first day of the Plan Year coinciding with or following the date on which you meet the eligibility requirements."

HOURS OF SERVICE: Each hour for which you are paid or entitled to payment for working for the Employer. Hours of service also include each hour for which you are paid or entitled to payment by the Employer but are not working due to vacation, holiday, illness, incapacity (including disability), layoff, jury duty, military duty or leave of absence. If you go on a maternity or paternity leave, the time you are gone will be counted towards your hours of service (up to 501) for the purpose of determining your eligibility to participate in the Plan. If you are absent from work because you are pregnant, because of the birth of your child, because you have adopted a child or for the purpose of caring for a newborn or newly-adopted child, you may be considered to be on a maternity or paternity leave.

ONE-YEAR BREAK IN SERVICE: Any 12-month period beginning on the date you first perform an hour of service (or any anniversary of such date) during which you do not complete at least 501 hours of service.

YEAR OF SERVICE: For eligibility purposes, any 12-month period beginning on the date you first perform an hour of service for the Employer (or any anniversary of such date) during which you complete 1,000 [8] hours of service.

B.  ENROLLMENT
    ----------

To make participant deferrals, you must complete an enrollment form and designate a beneficiary. If you decline to make participant deferrals at the time when you are first eligible, you shall be considered a participant for all other purposes of the Plan and you may elect to make participant salary deferrals on the next Entry Date thereafter, provided you complete the required form at least 15 days prior to such date.

II.  IF YOU ARE REHIRED
     ------------------

If you are a participant in the Plan and then leave the Employer, you may rejoin the Plan on the date of your reemployment.

III.  CONTRIBUTIONS
      -------------

PARTICIPANT DEFERRALS:

Each year, you may defer and authorize the Employer to contribute to the Plan on your behalf an amount not to exceed the lesser of $7,000 (or such other maximum dollar amount approved by the Secretary of Treasury which is subject to change annually, based on inflation) or 10% [9] of your compensation for that year.

NOTE:   If you are a "Highly-Compensated Employee" of the Employer,
the amount of your participant deferrals may be further limited, based upon the amount of participant deferrals made by all Non-Highly-Compensated Employees. If your contributions are limited, you will be advised by the Plan Administrator. For purposes of the Plan, you are considered a "Highly-Compensated Employee" if you (a) own at least 5% of the stock of the Employer or own 5% of the voting shares of the Employer; (b) receive annual compensation from the Employer in excess of $75,000; (c) receive annual compensation from the Employer in excess of $50,000 and you are in the top 20% of all employees of the Employer in compensation; or (d) are an officer of the Employer and you receive annual compensation from the Employer in excess of $45,000. The compensation figures listed above are subject to change annually, based on inflation.

Your participant deferrals and the earnings on such deferrals are tax deferred. This means you pay no income tax on the amounts you contribute as participant deferrals until they are withdrawn from your account. Your participant deferrals go directly into your account before federal and state taxes are taken out. This lowers your taxable income and, therefore, lowers the current income taxes you have to pay.

Compared to a typical after-tax savings plan, the Plan will increase your spendable income while allowing you to save for the future.

Another advantage of participant deferrals is that such contributions will grow at a faster rate than amounts saved in an individual savings account after taxes, because the earnings on amounts saved in the Plan will be free from federal and state income tax, until distributed; whereas, annual earnings on amounts saved in an individual savings account will be taxed each year by both the federal and state governments.

"PARTICIPANT VOLUNTARY CONTRIBUTIONS:

Each year, in addition to participant deferrals, you may make a nondeductible voluntary contribution to the Plan in an amount up to 10% of your aggregate compensation received as an employee of the Employer for all years since becoming a participant under the Plan and all other qualified plans of the Employer. Such contribution will NOT be deductible on your federal income tax return for the year in which the contribution is made. Nondeductible voluntary contributions made by Highly-Compensated Employees may be limited, based upon the amount of nondeductible voluntary contributions made by Non-Highly-Compensated Employees. If you are affected, you will be notified by the Plan Administrator."

"ROLLOVER CONTRIBUTIONS:

Subject to certain restrictions, each participant may, with the permission of the Plan Administrator, "roll over" distributions from other qualified plans into this Plan. Such contributions will be known as "rollover contributions." Rollover contributions, if any, will be held in a separate account in your name."

"EMPLOYER MATCHING CONTRIBUTIONS:

In addition, the Employer shall make a matching contribution on your behalf each year. In order for your account to be credited with the Employer matching contribution, you must have elected to make participant deferrals to the Plan and have been employed by the Employer on the relevant valuation date. Contributions will be made in an amount equal to 100% of the amount of your participant deferral; provided, however, that such matching contribution does not exceed 5% of your compensation for that year."

IV.  LIMITATIONS ON CONTRIBUTIONS
     ----------------------------

Annual additions to your accounts in the Plan may not exceed the lesser of $30,000 (or higher, if authorized by government regulations) or 25% of your compensation.

Generally, annual additions to your accounts will include employer contributions, if any; participant deferrals, if any; employee contributions, if any; and forfeitures, if any, which are allocated to your accounts. For purposes of this limitation, "compensation" includes all compensation paid to you by the Employer; provided, however, that such compensation does not exceed $200,000 (increased by inflation) in any one Plan Year.

V.  INVESTMENT OF PLAN ASSETS
    -------------------------

"All contributions under the Plan will be invested in a savings account, certificate of deposit or equity or debt securities at an Association designed by the Employer. Separate accounts or certificates of deposit will be maintained for each type of contribution. Notwithstanding the previous sentence, separate records will be maintained by the Employer for each participant which reflect such participant's portion of each savings account or certificate of deposit. Your accounts will be credited with the earnings and will be charged with the losses and expenses that result from the investments chosen. There is no guarantee that your accounts will grow at a particular rate or that there will be no losses." [16]

VI.  RETIREMENT BENEFITS
     -------------------

NORMAL RETIREMENT: At normal retirement age (65) [17], you will be entitled to receive the value of your accounts which will include all your participant deferrals, with earnings, if any, and all the Employer contributions, with earnings, if any, allocated to you under this Plan plus your rollover contributions, if any.

"To the extent you previously made voluntary contributions and have not previously withdrawn them, you will also receive the value of these accounts." [20]

RETIREMENT AFTER NORMAL RETIREMENT AGE: If you continue working after you reach normal retirement age, the Employer will continue to make contributions on our behalf for as long as you continue working. You will receive the full value of your accounts when you actually retire. However, you will be required to begin taking distributions from your accounts no later than the first day of April following the calendar year in which you attain age 70 1/2.

"DISABILITY RETIREMENT:

If you become disabled, you will receive a disability benefit under the Plan equal to the value of your accounts as of the valuation date following the date of your total and permanent disability.
You are considered "totally and permanently disabled" if a licensed physician selected by the Plan Administrator determines that you are unable to work at a job for which you are reasonably suited as a result of your education, training and experience because of your disability and if you qualify for Social Security disability benefits."

VII.  DEATH BENEFITS
      --------------

WITHOUT A SURVIVING SPOUSE: If you die without a surviving spouse, either before or after retirement, but before a complete distribution of your accounts, then the full value of your accounts will be paid to your designated beneficiary.

WITH A SURVIVING SPOUSE: If you die with a surviving spouse, either before or after retirement, but before a complete distribution of your accounts, then, generally, the full value of your accounts will be paid to your surviving spouse.

BENEFICIARY DESIGNATION: You are required to file with the Plan Administrator a written designation of one or more beneficiaries who, if you die, will be entitled to receive the value of your accounts. In most cases, if you are married, your beneficiary will automatically be your spouse. However, your spouse may waive his or her right to receive the death benefit from the Plan described above and allow an alternate beneficiary or beneficiaries to receive the value of your entire accounts by signing a written waiver in the presence of a notary.

For purposes of the Plan, the term "spouse" shall mean:

SPOUSE: The individual to whom you are married at the present time, or, to the extent provided in a Qualified Domestic Relations Order, any individual to whom you were formerly married.

NOTE:     A Qualified Domestic Relations Order is a court order
issued pursuant to a divorce proceeding that permits a portion of your accounts to be paid to a former spouse or dependent child. In order to be a QUALIFIED DOMESTIC RELATIONS ORDER, the court order must meet certain requirements contained in Section 414(p) of the Internal Revenue Code.

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VIII.  TERMINATION BENEFITS
       --------------------

"If you terminate employment with the Employer for any reason other than retirement or death, you will be entitled to receive the full value of the vested and non-forfeitable portion of your accounts. For this purpose, you are ALWAYS vested in your participant deferrals. You can determine the vested portion of your accounts by applying the following schedule:

Two-twenty rule (Top Heavy Schedule):

                              Percentage Vested
Years of Service              and Nonforfeitable
- ----------------              ------------------

Less than 2 Years                     0%
2 Years                              20%
3 Years                              40%
4 Years                              60%
5 Years                              80%
6 Years                             100%

IX.  FORFEITURES
     -----------

"If you terminate employment with the Employer, any portion of your Employer contribution accounts, if any, which are not vested will be subject to forfeiture after you have had five consecutive one-year breaks in service. A one-year break in service for purposes of the Plan is any year beginning on your date of hire or any anniversary of such date in which you do not earn at least 501 hours of service. Periods during which you are on sickness or disability leave or jury or military duty do not count as one-year breaks in service. Also, if you are absent for a maternity or paternity leave, generally, you will not incur a one-year break in service for the first year of such absence. If you are subsequently reemployed by the Employer, you may be able to recover for your accounts the amounts forfeited."

X.  PAYMENTS OF BENEFITS
    --------------------

At the time that you are eligible for a benefit under the Plan, you may elect to receive such a benefit in (a) a single lump payment; or (b) equal, annual installment payments. If your accounts are to be distributed in other than an immediate lump sum, minimum annual payments under the Plan must be paid in periodic installments payments. If you elect to be paid in periodic installments, minimum annual payments must be made over a period certain not extending beyond your life expectancy or a period certain not extending beyond the joint and last survivor expectancy of you and a designated beneficiary.

The payment of retirement, death, or disability benefits will begin no later than 60 days after the close of the Plan Year of your normal or actual retirement.

Your benefit payments must begin no later than the first day of April following the calendar year in which you attain age 70 1/2.

If you terminate your employment with the Employer prior to retirement or death and the vested value of your accounts under the Plan is not greater than $3,500, or not greater than $3,500 at the time of any prior distribution, it will be paid to you in one lump sum after you have incurred a one-year break in service with the Employer. If the vested value of your accounts is greater than $3,500, or was greater than $3,500 at the time of any prior distribution, the Employer will pay your benefit in a lump sum only with your written consent and, if you are married, with the written consent of your spouse, after you have incurred a one-year break in service with the Employer.

For distributions made after December 31, 1992, new rules are in effect with respect to withholding of federal income tax on many forms of distributions. In many cases, the application of these rules will depend upon whether the rollover of your distribution to an IRA or other qualified employer plan is made directly from the Plan Trustee. The Plan Administrator will deliver to you an explanation of these provisions prior to your receipt of the distribution.

"LOANS:

Subject to a number of limitations and requirements, the Plan provides for loans to participants. The amount of a loan to any participant cannot exceed $50,000 (reduced by a factor relating to any previous loans) and cannot exceed one-half of the present value of your accounts. If you are interested in learning more about loan requirements, contact the Plan Administrator."

"WITHDRAWAL OF PARTICIPANT DEFERRALS:

The portion of your account contributed as a participant deferral may be distributed only after the earliest of:

 .     your attainment of age 59 1/2;

 .     your separation from service with the Employer;

 .     your death;

 .     your disability;

 .     your retirement;

 .     termination of the Plan (provided a total distribution is
made and the Employer does not establish a successor plan);

 .     the date of sale of all of the assets of the Employer
(provided you continue in the employ of the corporation acquiring such assets); or

 .     the date of sale by the Employer of its interest in a
subsidiary (provided you continue in the employ of the subsidiary).

Subject to Plan Administrator approval, you may, upon 30 days' written notice to the Plan Administrator, withdraw your employee deferral contributions (excluding earnings) if your are experiencing a financial hardship. For this purpose, a financial hardship may result from any of the following:"

 .     medical expenses incurred by you, your spouse or
dependents,"]

 .     purchase of your principal residence, excluding mortgage
payments,"]

 .     expenditures to prevent your eviction from your principal
residence or foreclosure of a mortgage on the same.']

For purposes of Hardship Withdrawals from the Plan, the following nondiscriminatory criteria (including information to be requested with application for withdrawal) shall be used to determine the amount of withdrawal necessary to meet a Participant's hardship:

MEDICAL BILLS
PURCHASE CONTRACTS
EVIDENCE OF ARREARAGE OR FORECLOSURE

If you are eligible for a hardship distribution, the amount of such distribution may not exceed the amount necessary to meet your financial hardship plus amounts necessary to pay any federal, state or local income taxes and penalties reasonably anticipated to result from distribution. Under present law, amounts withdrawn from your employee deferral contributions may be subject to a 10% excise tax."

"WITHDRAWAL OF VOLUNTARY CONTRIBUTIONS:

You may, upon 30 days' written notice to the Plan Administrator, withdraw all or part of your voluntary contributions. The Plan
Administrator may adopt reasonable rules to restrict such withdrawals."

XI.  LOSS OR DENIAL OF BENEFITS
     --------------------------

Certain circumstances could result in the loss, denial or reduction of benefits. Your benefits will be affected (a) if you leave the Employer before becoming a participant in the Plan; (b) if you leave the Employer before becoming fully vested in your entire accounts; (c) if the value of the investments in the trust fund falls below the amounts paid for them; (d) if you or your beneficiary fail to make a timely appeal for denied benefits; or
(e) if you cannot be located when your accounts become payable. Neither the Trustee nor the Plan Administrator is obligated to search for any participant or beneficiary. It is important that you or your beneficiary(ies) keep a current address on file with the Plan Administrator.

XII.  CLAIMS PROCEDURE
      ----------------

You should file a written claim for benefits with the Employer.
You will be notified of the disposition of your claim as soon as possible. If the claim for benefits is denied, you will receive adequate notice of such denial plus a statement of the reasons your claim was denied, the time of the hearing of your claim and the rules and procedures to be followed with respect to such claim. If you feel the determination is incorrect, you have the right to have the benefit denial reviewed. Your request for a review must be in writing and submitted to the Plan Administrator within 60 days after you receive written notification of a denial of a claim. The Plan Administrator will complete a review of your appeal and send you a final written decision. The decision will include the specific reasons for the decision with reference to the pertinent Plan provisions on which the decision is based.

XIII.  ASSIGNMENT
       ----------

Neither you nor your beneficiary(ies) may transfer or assign any interests you or they may have in your accounts under this Plan.

This prohibition also applies to the creation, assignment or recognition of a right to any benefit payable with respect to you pursuant to a domestic relations order unless such order is either
(a) entered before January 1, 1985 and payment of benefits pursuant to such order has begun as of such date; or (b) a Qualified
Domestic Relations Order (see Section VII of this SPD).

XIV.  AMENDMENT OF PLAN
      -----------------

The Employer, in its discretion, may amend the Plan, provided that such amendment does not diminish the nonforfeitable rights of any participant in the Plan or remove an optional form of payment of benefits.

XV.  TERMINATION OF PLAN
     -------------------

Although it is the Employer's intent to maintain this Plan indefinitely, federal regulations require that you be notified that the Plan may be terminated at any time, at the discretion of the Employer. Upon termination of the Plan or upon liquidation of the Employer, after payment of all expenses and after all adjustments of participant's accounts, you will remain fully vested in the value of your accounts. The Employer may provide at termination that your accounts are to be distributed immediately to you; or it may discontinue its funding obligations, "freeze" the Plan and pay benefits at such time as you otherwise become eligible for payment under the Plan.

XVI.  PLAN TERMINATION INSURANCE
      --------------------------

Because this is a defined contribution plan, benefits under the Plan are not insured by the Pension Benefit Guaranty Corporation under Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). A defined contribution plan is, by definition, a "fully funded" plan which assumes that benefits to be provided by the Plan will be available to participants in the event of Plan termination.

XVII.  TOP HEAVY PROVISIONS
       --------------------

The Internal Revenue Code imposes certain require-ments upon a retirement plan which becomes top heavy within the meaning of that term contained in the Code. This Plan will be considered top heavy if the value of the account balances of key employees is more than 60% of the sum of the account balances of all employees.

For purposes of this section, the term "key employee" means:

KEY EMPLOYEE: An employee or former employee who at any time during the Plan Year or the four preceding Plan Years is (a) an officer of the Employer having annual compensation from the Employer greater than $45,000 (this compensation figure is subject to change based on inflation); (b) one of ten employees having an annual compensation from the Employer of $30,000 (subject to change based on inflation) and owning, directly or indirectly, the largest interests of the Employer; (c) a 5% or more owner of the Employer; or (d) a 1% owner of the Employer having an annual compensation from the Employer of more than $150,000.

If this Plan becomes top heavy, special minimum contribution rules will become applicable. The Plan Administrator will explain these rules to you if they apply.

XVIII.  ERISA RIGHTS
        ------------

As a participant in the Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). ERISA provides that all Plan participants are entitled to:

(a) examine, without charge, at the Employer's general offices all Plan documents, including copies of all documents filed by the Plan with the U.S. Department of Labor, such as annual reports and plan descriptions.

(b) obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator. The
Plan Administrator may make a reasonable charge for such copies.

(c)     receive a summary of the Plan's annual financial report.
The Employer is required by law to furnish each participant with a copy of this summary annual report.

(d) obtain once each year, upon written request, a statement of the value of your accounts. This statement must be provided free of charge.

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. These people, called "fiduciaries," have a duty to administer the Plan prudently and to act in your interest and in the interest of other Plan participants and beneficiaries. No one, including your Employer, may fire you or otherwise discriminate against you in any way to prevent you from receiving benefits or exercising your rights under ERISA.

If your claim for benefits under the Plan is denied, in whole or in part, you must receive a written explanation of the reason for denial. You have the right to have the Plan Administrator review and reconsider your claim.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan Administrator and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $100 a day until you receive the materials, unless the materials were not sent because of the reasons beyond the control of the Plan Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that Plan fiduciaries misuse the Plan's money or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees; for example, it if finds your claim is frivolous.

If you have any questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest Area Office of the U.S. Labor-Management Services Administration, Department of Labor.

XIX.  RETIREES, SEPARATED PARTICIPANTS AND BENEFICIARIES
      RECEIVING BENEFITS
      --------------------------------------------------

Unless otherwise stated, the rights and obligations of a retired participant, a separated participant with vested interests and a beneficiary receiving benefits are determined by the terms of the Plan in effect; in the case of a retiree, as of the date of retirement; in the case of a separated participant, as of the date of separation and, in the case of a beneficiary receiving benefits, as of the date on which the payment of benefits began.

Therefore, benefits presently being received by a retired participant, a separated participant or a beneficiary will, unless expressly stated otherwise in this SPD, continue in the same amount and for the period provided in the form of payment previously selected and applicable. If you have any questions, contact the Plan Administrator.

XX.  GENERAL INFORMATION
     -------------------

Plan Name: The Westwood Homestead Savings Bank [29]
       Salary Savings Plan and Trust

Plan Number: 02-001 [30]

Name, Address and Phone No. of Plan Administrator:

     John E. Essen [31]
     3002 Harrison Avenue
     Cincinnati, Ohio  45211 [32]
     513/661-5735 [33]

Name, Address and Phone No. of Employer:

     The Westwood Homestead Savings Bank [34]
     3002 Harrison Avenue
     Cincinnati, Ohio  45211 [35]
     513/661-5735 [35]

Employer Identification No.: 31-0488115 [37]

Type of Plan: defined contribution plan

Type of Plan Administration:

     Administration by Plan Administrator; benefits provided by trust.

Name and Address of Agent for Service of Legal Process:

     Mary Ann Jacobs [38]
     105 East Fourth Street
      Suite 700
     Cincinnati, Ohio  45202 [39]

Service of legal process may also be made upon the Plan Trustee or upon the Plan Administrator.

Name, Address and Phone No. of Plan Trustee:

     Jack C. Kerber
     Betty F. Easter
     Kenneth Elshoff
     c/o The Ohio Savings and Loan League
     88 East Broad Street
     Columbus, Ohio  43215
     614/224-6244

Plan Year: The 12 consecutive month period [40] commencing on 7/1 and ending on 6/30